Exhibit 6.14

AMENDMENT TO

REFERRAL AGREEMENT

This Amendment to Referral Agreement (this “Amendment”) is made as of September 9, 2021 (the “Effective Date”) by Crush Capital, Inc. (the “Client”) and Issuance, Inc. (“Consultant”). Reference is made to that certain April 30, 2021 Referral Agreement between the Client and Consultant (the “Agreement”).

For good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1.	Amendment and Restatement. Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

1.1 Access. During the term of this Agreement, Consultant will make access to the Technology available to Client, its Issuers and their investors and other end-users (investors and end-users, collectively, “End-Users”) on a Software-as-a-service (“SaaS”) basis, in accordance with, and subject to, this Agreement and Consultant’s terms of service, privacy policies and all other applicable rules, policies in effect from time to time, as posted in the Portal or otherwise provided by Consultant. (collectively, “Rules”). Consultant will provide Client with reasonable advance written notice of material changes to applicable Rules. An Issuer’s Portal shall bear the branding of such Issuer. Upon Client’s request, an Issuer’s Portal shall also include Client’s branding. Consultant shall require each Issuer to engage Prime Trust, LLC (“PrimeTrust”), a third-party service provider and partner of Consultant, to provide services in connection with each Issuer Offering, including execution of any necessary Prime Trust service terms. All such engagements between Issuers and Prime Trust shall be facilitated exclusively by and through Consultant and Consultant shall be the “Referrer” to PrimeTrust of each Issuer “Prime Trust Referred Account” as such terms are defined in the applicable separate agreement between Consultant and Prime Trust regarding such referrals.

2.	Amendment and Restatement. Section 8 of the Agreement is hereby amended and restated in its entirety as follows:

8. Fees. In respect of each Offering, Consultant shall establish a fee to be assessed and collected each time an End-User completes a subscription, regardless of whether an investment is ultimately accepted by the Issuer or funded by the End-User (the “Per Subscription Fee”). Subject to each Issuer MSA and any Issuer authorizations or consents required by Prime Trust, Consultant’s services shall include the management of Issuer escrow and payment accounts in Prime Trust, as necessary to cause the Per Subscription Fee to be assessed to and collected from each such End-User and to cause PrimeTrust (or the applicable payor) to distribute out of each Issuer escrow closing the following amounts to the following parties: (a) a technology fee to Consultant equal to $2.95 for each Per Subscription Fee collected; and (b) a referral fee to Client of $13.00 for each Per Subscription Fee collected. Consultant shall not charge any Issuer for use of the Portal, nor shall Consultant permit the charging of any fee to any End-User other than the Per Subscription Fee. Notwithstanding the foregoing, Consultant shall be entitled to charge each Issuer a Marketing Fee in accordance with Section 6 of this Agreement. All amounts payable to either Party hereunder are subject to the late payment and reimbursement provisions included in such Party’s agreement with each Issuer. Each Party to this Agreement shall be solely responsible for their own federal and state taxes, and will pay their own taxes, duties, withholding taxes, and other governmental and/or regulatory charges resulting from or pursuant to its performance under this Agreement and as they apply to its respective business. Each Issuer MSA shall require each Issuer to pay the fees of Prime Trust directly according to Prime Trust’s payment terms.

3.	No Further Modifications. Except as expressly amended hereby, the Agreement is ratified and confirmed in all respects and the terms and conditions thereof will continue in full force and effect. This Amendment will be deemed part of and is hereby incorporated into the Agreement. To the extent of any inconsistency between any terms herein and the terms of the Agreement, the terms herein will control.

4.	Entire Agreement. The Agreement as amended by this Amendment contains the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous understandings and agreements with respect to the subject matter hereof and thereof. This Amendment will not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any amendment, supplement or modification is sought.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument. This Amendment may be executed by any party by electronic signature or by email in PDF format, which signature will have the same force and effect as an original signature.

[signatures on following page]

Each of the parties has caused this Amendment to be executed as of the date first written above.

CRUSH CAPITAL, INC.

/s/ Todd Goldberg
By:	Todd Goldberg
Its:	Co-CEO

ISSUANCE, INC.

/s/ Nick Allen
By:	Nick Allen
Its:	CTO

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